UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2015

CrossAmerica Partners LP
(Exact name of registrant as specified in its charter)

Delaware	001-35711	45-4165414
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

645 West Hamilton Street, Suite 500 Allentown, PA	18101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 625-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events
CST Brands, Inc. Rule 10b-18 Purchase Program for Common Units of CrossAmerica Partners LP
On September 21, 2015, CST Brands, Inc., a Delaware corporation (“CST Brands” or the “Company”) (NYSE: CST), who owns and controls the general partner of CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or the “Partnership”), announced that the independent executive committee of the Board of Directors (the “Board”) of CST Brands approved a unit purchase program under Rule 10b-18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), authorizing CST Brands and its subsidiaries to repurchase up to an aggregate of $50 million of the common units representing limited partner interests in the Partnership.
Under the program, purchases may be made in amounts, at prices and at such times as CST Brands or its subsidiaries deem appropriate, all subject to market conditions and other considerations. The purchases may be made in the open market in accordance with Rule 10b-18, or in privately negotiated transactions, pursuant to a trading plan under Rule 10b5-1 of the Exchange Act or otherwise. Any purchases will be funded from available cash on hand. Such purchases will be made in such quantities, at such prices, in such manner and on such terms and conditions at management’s discretion, based on factors such as market and business conditions, applicable legal requirements and other factors. The common unit purchase program does not require CST Brands to acquire any specific number of CrossAmerica common units and may be modified, suspended, extended or terminated by CST Brands at any time without prior notice. The purchases will not be made from any officer, director or control person of CST Brands or CrossAmerica.
CST Brands does not intend for common unit purchases under the program to cause CrossAmerica’s common units to be delisted from the NYSE or cause the common units of CrossAmerica to be deregistered with the Securities and Exchange Commission.
As of September 18, 2015, the Partnership had approximately 33,144,683 total units outstanding (includes both common and subordinated units). CST Brands is the beneficial owner of 5,284,308 common units of CrossAmerica, representing a 15.9% ownership interest in the outstanding limited partner interests of CrossAmerica.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CrossAmerica Partners LP
By:	CrossAmerica GP LLC
its general partner

By:	/s/ Hamlet T. Newsom, Jr.
	Name:	Hamlet T. Newsom, Jr.
	Title:	Vice President, General Counsel and Corporate Secretary

Dated: September 21, 2015